EXHIBIT 99.1
For Immediate Release
Energy West Announces Audited Earnings for the Fiscal Year ended June 30, 2006, Declaration of Dividend, Retirement of Officers, and Hiring of New Senior VP of Operations
GREAT FALLS, Mont., September 28, 2006/PRNewswire-First Call/—ENERGY WEST, INCORPORATED (NASDAQ EWST — News), a natural gas, propane, and energy marketing company serving the Rocky Mountain states, today filed its Annual Report on Form 10-K for the fiscal year ended June 30, 2006. The Company reported audited consolidated net income for the year of $2,316,670, or $.79 per share, which is an improvement of 68% over its net income of $1,381,469, or $.53 per share, for the fiscal year ended June 30, 2005.
The audited net income is $181,320 greater than the unaudited net income of $2,135,350, or $.73 per share, initially reported by the Company on August 14, 2006. Complete financial statements for the fiscal year ended June 30, 2006 are included in the Company’s Form 10-K.
As a result of the increased net income, the Company’s Board of Directors declared a dividend in the amount of $.12 per share to shareholders of record on November 3, 2006. The dividend will be payable on November 22, 2006. The dividend represents a 20% increase over the previous dividend payment made August 31, 2006.
David Cerotzke, the Company’s President and Chief Executive Officer, commented that “Our improved operating results during fiscal 2006 is an indication that the Company is able to sustain the strong, stable earnings we established last year. We accomplished these improvements by focusing on our core business – utility service, pipelines, and natural gas production. Significant cost reductions helped us strengthen our balance sheet, increase net income, reduce our term debt and interest expenses, and restore dividends to our shareholders during fiscal 2006. As a result, the fiscal year ended June 30, 2006 represents the highest earnings from core operations (excluding electricity marketing revenues) in the history of our company. We are particularly gratified that we were able to provide these results in the face of one of our warmest winters, during a period of historically high natural gas prices, and during a period of increasing interest rates.”
The Company also announced that Tim Good, the Company’s Vice President for Natural Gas Operations, will retire from the Company effective September 30, 2006, and John C. Allen, the Company’s Senior Vice President and General Counsel, will retire from the Company effective October 27, 2006. Effective September 18, 2006, the Company hired Kevin J. Degenstein as its Senior Vice President of Operations. Mr. Degenstein is an engineer with over 20 years of experience in the natural gas industry. In addition, the Company has promoted Jed D. Henthorne to the position of Vice President of Administration. Mr. Henthorne has approximately 18 years of experience with the Company and worked in the natural gas industry for several years prior to joining the Company.

Said David Cerotzke, “Tim Good and John Allen have provided invaluable services to our company for many years. Each of them has been instrumental in the turnaround of our company and improvements in our operating results over the last two years. We will miss them and we wish them the best in their future endeavors. At the same time, we are confident that Kevin Degenstein and Jed Henthorne will help our company continue to realize improved profitability and shareholder returns going forward as they assume their new management positions.”
Safe Harbor Regarding Forward-Looking Statements: Energy West is including the following cautionary statement in this release to make applicable and to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statements made by, or on behalf of, Energy West. Forward-looking statements are all statements other than statements of historical fact, including without limitation those that are identified by the use of the words “anticipates,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “believes” and similar expressions. Specific forward-looking statements contained in this press release include the Company’s belief that its financial strength is continuing to improve and that the Company will be able to sustain or increase earnings into the future. Such statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those expressed. Factors that may affect forward-looking statements and the Company’s business generally include but are not limited to changes in the utility regulatory environment, wholesale and retail competition, weather conditions, litigation risks, risks associated with contracts accounted for as derivatives, the risk factors and cautionary statements made in the Company’s Form 10-K for the year ended June 30, 2006 and other public filings with the Securities and Exchange Commission, and other factors that the Company currently is unable to identify or quantify but that may exist in the future, many of which are beyond the Company’s control. Energy West expressly undertakes no obligation to update or revise any forward-looking statement contained herein to reflect any change in Energy West’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.
     For additional information or clarification, please contact: Wade Brooksby, Financial Communications, 1-406-791-7520, of Energy West, Incorporated.
     Our toll-free number is 1-800-570-5688. Our web address is www.energywest.com. Our address is P.O. Box 2229, Great Falls, MT 59403-2229.